EXHIBIT 99.1

Applied Industrial Technologies Completes Acquisition of Knox Oil Field Supply
Also Announces Acquisitions in Mexico and Australia

CLEVELAND, OH (July 2, 2014) - Applied Industrial Technologies (NYSE: AIT) today announced it has completed the previously announced acquisition of Knox Oil Field Supply (Knox), a distributor of oilfield supplies and related services with 15 locations in Texas and one in New Mexico. Based in San Angelo, Texas, the business employs 140 people and has annual sales of more than $100 million. The Knox acquisition will be accretive in fiscal 2015, providing incremental EPS of $0.05 to $0.07.

Applied also announced it has acquired Rodamientos y Derivados del Norte S.A. de C.V. (RODENSA) of Monclova, Coahuila, Mexico, and Great Southern Bearings and Northam Bearings (GSB/Northam) of Western Australia.

RODENSA distributes bearings, power transmission products, and related parts and accessories from 10 locations in Mexico with an employee base of 95. The company serves a broad customer base in the agriculture, industrial and automotive sectors. GSB/Northam provides bearing and power transmission products from two locations and serves agriculture and timber industry markets, as well as general industrial customers. Combined, RODENSA and GSB/Northam have approximately $20M in sales and will generate about one cent earnings per share accretion.

The three purchases were funded through a $120 million fixed-rate private placement facility and additional borrowings under Applied’s existing revolving credit facility.

“We are excited to conclude the Knox acquisition and expand our oil and gas market presence,” said Neil A. Schrimsher, President & Chief Executive Officer for Applied. “Together with our recent Reliance Industrial Products and Texas Oilpatch Services (TOPS) acquisitions, Knox significantly enhances our capabilities to serve upstream oil and gas customers.”

He continued, “The RODENSA and GSB/Northam businesses are an excellent fit for Applied. They extend our global reach, further enhance our bearing and power transmission product offering, and provide new opportunities in Mexico and Western Australia.”

Todd A. Barlett, Applied’s Vice President - Acquisitions and Global Business Development, added, “We are pleased to welcome Knox to Applied, and we are excited about further building our business in Mexico and Australia. RODENSA has a strong reputation and brings us access to new industries in Mexico. GSB/Northam diversifies our customer base and provides access to two new markets in Western Australia.”

About Applied
With more than 560 facilities and 5,700 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the oil and gas sector of the economy, general economic conditions, our ability to successfully integrate our acquired businesses, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For more information, contact Julie Kho, Applied Industrial Technologies, 1 Applied Plaza, Cleveland, OH 44115-5020, ph. 216-426-4483, e-mail jkho@applied.com.